Exhibit 10.1

INDEPENDENT CONTRACTING AGREEMENT

This Independent Contracting Agreement is entered into effective October 19, 2004 (“Effective Date”), by and between SigmaTel, Inc., having a principal place of business at 3815 S. Capital of Texas Highway, Suite 300, Austin, Texas 78704 (“SigmaTel”), and Robert Derby, having a principal place of business at 208 S. Park St., San Angelo, TX 76901 (“Derby”).

1. Scope of Work:

1.1 Derby shall, on a work for hire basis on behalf of SigmaTel, provide consulting services relating to sales strategy, sales channels and such other matters as may be assigned Derby from time to time by SigmaTel’s Chief Executive Officer (such services are hereinafter collectively or individually referred to as “Work”).

1.2 SigmaTel’s primary contact for Derby, who shall provide overall direction to Derby in the performance of the Work, SigmaTel’s Chief Executive Officer.

2. Rights, Title, and Interest:

2.1. Derby hereby assigns to SigmaTel, its successors and assignees, all right, title and interest in and to the Work, including, but not limited to, all rights in and to any and all inventions, designs, source code, supporting documentation, and any other tangible contributions to the Work that may be generated pursuant to this Agreement; said assignment including, without limitation, the following:

(a)	any copyrights and equivalent rights throughout the world that Derby may possess or acquire, including all renewals and extensions of such rights that may be secured under the laws now or hereafter in force and effect in the United States of America or in any other country or countries;

(b)	all rights in and to any inventions, ideas, designs, concepts, techniques, discoveries, or improvements, whether or not patentable, including but not limited to all trade secrets, utility and design patent rights and equivalent rights in and to such inventions and designs throughout the world regardless of whether or not legal protection is sought for same;

(c)	the exclusive right to create derivative technology of the Work; and

(d)	a license under any current and future patents and copyrights owned or licensable by Derby to the extent necessary to combine the Work, or derivative technology thereof, created by or for SigmaTel, with any hardware and software.

2.2. At SigmaTel’s expense, Derby shall execute and deliver such instruments and take such other action as may be requested by SigmaTel to perfect or protect SigmaTel’s rights in the Work and to perfect the assignments effected by this Section 2.

3. Confidentiality:

In the course of performing its obligations pursuant to this Agreement, the parties will be exposed to each other’s Confidential Information. Accordingly, the parties agree to the following:

3.1. Confidential Information includes samples, schematics, test documentation, product specification, supporting documentation, software, source code, binary code, business plans, business forecasts, business strategies, product roadmaps, technology roadmaps, and/or any related materials that provide the disclosing party with a competitive advantage. Such Confidential Information may be provided in an oral communication or in a written form that is marked or identified as being confidential or proprietary. When the Confidential Information is provided via an oral communication(s), each oral communication will be reduced to written form to include only the germane points of the Confidential Information within thirty (30)days of the oral disclosure and marked with a statement identifying it as Confidential Information.

3.2. Receiving party agrees that it shall not disclose the Confidential Information to any third party, unless in conformity with this Agreement, and shall limit disclosure of the Confidential Information to its employees with a reasonable “need to know” and shall take measures in accordance with industry standards to protect the same from disclosure.

3.3. Both parties acknowledge that the confidentiality obligation under this Agreement extends for a period of three (3) years beyond the date of termination of this Agreement.

3.4. Derby shall use SigmaTel Confidential Information only for the purpose of performing services on behalf of SigmaTel. Derby agrees that he shall not reverse engineer, modify, or use the SigmaTel Confidential Information in any other way than expressly stated herein. Derby agrees that he will not provide services to a third party, where such services would cause Derby to disclose SigmaTel Confidential Information while he has a confidentiality obligation to SigmaTel.

3.5. The parties agree that all Confidential Information received is and will remain the property of the disclosing party.

3.6. The receiving party’s obligation under this Section 3 shall terminate with respect to certain Confidential Information only to the extent any of the following apply to such Confidential Information:

(a)	The Confidential Information becomes known to the public without the fault of the receiving party;

(b)	The Confidential Information is independently developed by the receiving party’s employees, where the receiving party can show such employees did not have access to nor were exposed to the Confidential Information;

(c)	The disclosing party provides the Confidential Information to a third party without similar obligations of confidentiality;

(d)	The receiving party rightfully receives the Confidential Information without obligation of confidentiality from a third party authorized to disclose such information;

(e)	The receiving party is required by a court order issued by a court of competent jurisdiction to disclose the Confidential Information, provided that the receiving party gives prompt notice of such court order to the disclosing party, and assists the disclosing party, at the disclosing party’s expense, with securing whatever protections are available to preserve the secrecy of the Confidential Information; or

(f)	the Confidential Information was rightfully known to the receiving party without obligation of confidentiality prior to the execution of this Agreement.

3.7. Derby shall not directly or indirectly cause or permit any Confidential Information to be copied or reproduced unless such copy or reproduction is necessary to fulfill the purposes of this Agreement. Any such copy shall be marked “confidential” and, when appropriate, marked as “proprietary” to SigmaTel. No other copies may be made without SigmaTel’s prior written consent.

3.8. Derby acknowledges that a breach by Derby of any provision of this Section 3 will cause SigmaTel irreparable harm that is difficult to reduce to monetary damages and that, if SigmaTel is required to bring an action to enforce the provisions of this Section 3, SigmaTel will be entitled to equitable relief, including a preliminary injunction, in addition to any other remedies at law available.

4. Non-Competition:

Derby agrees, for the term of this Agreement, to refrain from any activity that would cause Derby to compete directly with SigmaTel for any product line in any United States or any foreign market.

5. Compensation:

5.1. Subject to the provisions of Section 5.4 below, Derby shall be compensated at the daily rate of $2,000 per day, billable and payable in  1/2 day minimum increments.

5.2. Derby shall invoice SigmaTel on a monthly basis. Each invoice shall indicate the number of days worked and the type of work performed.

5.3. Payment of Derby’s invoice shall be in accordance with SigmaTel’s standard accounts payable policy.

5.4 Notwithstanding anything which could be construed to the contrary herein, in no event shall Derby provide services to SigmaTel during any period of twelve consecutive months which would require SigmaTel to pay compensation to Derby in excess of $60,000 for that particular period of twelve consecutive months. If Derby provides services to SigmaTel in any period of twelve consecutive months which would, under the normal compensation arrangement adopted in this Agreement, require SigmaTel to pay fees to Derby in excess of $60,000 for that particular twelve month period, then SigmaTel’s liability to compensate Derby for his services during that particular twelve month period is hereby limited to an aggregate of $59,999. The purpose of this paragraph is to insure that Derby maintains his status as an “Independent Director” of SigmaTel pursuant to National Association of Securities Dealers (“NASD”) Rule 4200(a)(15). Derby and SigmaTel agree that if Rule 4200(a)(15) is amended by the NASD to adopt requirements for a director to maintain his status as an “Independent Director” which differ from those requirements in effect on the date of this Agreement, then the provisions of this paragraph will automatically be amended to be consistent with the amended NASD requirements, such automatic amendment to this Agreement to become effective on the effective date of such NASD Rule 4200(a)(15) amendments without any further action required by the parties to this Agreement.

6. Term and Termination:

6.1. This Agreement shall begin on the Effective Date, and shall continue until October 19, 2007 or until completion of the Work, whichever occurs first, unless earlier terminated.

6.2. Notwithstanding Section 6.1, either party may terminate this contract on seven (7) days written notice to the other party, with or without cause.

6.3. Either party may suspend performance and/or terminate this Agreement immediately upon written notice at any time if:

(a)	The other party is in material breach of any warranty, term, condition or covenant of this Agreement, other than those contained in Sections 3, 4 and 7, and fails to cure that breach within twenty (20) days after written notice thereof; or

(b)	The other party is in material breach of Sections 3, 4, and/or 7.

6.4. In the event of termination or expiration of this Agreement for any reason, Derby shall immediately cease performance of the Work and shall return all SigmaTel Confidential Information, including all tangible contributions to the Work produced thus far, including all Work in progress to SigmaTel within ten (10) days. SigmaTel shall complete payment for all services performed by Derby up until receipt of the notice of termination. The provisions of Sections 3, 4, 6.4, 7, 8, 9, and 10 shall survive any termination of this Agreement.

7. Warranty:

7.1. Derby hereby warrants and represents that he has full right and authorization to use, license, and incorporate any third party intellectual property that Derby incorporates into the Work. Derby also warrants and represents that he will not in any way use or rely upon the confidential and/or proprietary information of any third party without that party’s express, written permission to do so in the course of creating the Work.

7.2. Derby hereby warrants and represents that he is free to enter into this Agreement without encumbrance to any third party, including past employers, regarding protection of proprietary and/or trade secret information. Derby shall provide immediate notification to SigmaTel in the event that SigmaTel directs Derby to undertake any activity that Derby reasonably believes will cause him to violate any confidentiality obligations to third parties.

8. Independent Parties:

THIS IS AN AGREEMENT FOR INDEPENDENT CONTRACTING SERVICES. SIGMATEL PROVIDES NO BENEFITS SUCH AS UNEMPLOYMENT INSURANCE, HEALTH INSURANCE OR WORKER’S COMPENSATION INSURANCE TO DERBY.

SIGMATEL IS ONLY INTERESTED IN THE RESULTS OBTAINED BY DERBY. SIGMATEL WILL MAKES ITS FACILITY AND EQUIPMENT AVAILABLE TO DERBY IF, AS AND WHEN NECESSARY. HOWEVER, THE MANNER AND MEANS BY WHICH DERBY CHOOSES TO COMPLETE THE WORK ARE IN DERBY’S SOLE DISCRETION AND CONTROL.

DERBY IS RESPONSIBLE FOR PAYMENT OF ALL FEDERAL, STATE AND LOCAL INCOME TAXES.

9. General:

9.1. All monetary values are in United States dollars, unless explicitly stated otherwise. The laws of the state of Texas and of the United States of America govern the terms of this Agreement. If any provision herein shall be held to be invalid or unenforceable for any reason, such provisions shall, to the extent of such invalidity or unenforceability, be severed, but without in any way affecting the remainder of such provision or any other provision contained herein, all of which shall continue in full force and effect. This Agreement will not be assignable by either party, by operation of law, merger, or otherwise, without the prior written consent of the other party. This Agreement, together with all exhibits referred to in it, is the sole and complete statement of obligations of the parties and supercedes all prior oral and written and all contemporaneous oral understandings, negotiations, commitments, and proposals relating to the subject matter of this agreement. Any changes hereto must be made in writing and signed by both parties. Neither party shall be responsible for any failure to perform due to acts of God, war, riot, embargoes, fire, floods, or similar events beyond the party’s control. Each party shall immediately notify the other upon learning of any delay or impending delay in its performance, or if at any time it learns of any facts which indicate that such a delay could be likely.

9.2. The failure of either party to insist at any time upon the strict performance of any of the terms of this Agreement or to exercise any option, right, power or remedy contained in this Agreement is not a waiver of the right or remedy for the future. The waiver of any breach of this Agreement does not prevent a subsequent act, which would have originally constituted a breach or violation, from having all the force and effect of an original breach or violation. No express waiver affects any terms other than the ones specified in the waiver and those only for the time and in the manner specifically stated. Acceptance by SigmaTel of any Work that does not perform to agreed specifications is not a waiver of the breach or the right to seek appropriate remedies, and no waiver by SigmaTel of any of the terms of this Agreement is effective unless expressed in writing and signed by SigmaTel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SigmaTel, Inc.		Robert Derby

By:	/s/ Alan D. Green	By:	/s/ Robert T. Derby
Name:	Alan D. Green	Name:	Robert T. Derby
Title:	Vice President & General Counsel